November 29, 2021

Jonathan Collins
[ADDRESS REDACTED]

Dear Jonathan:

Congratulations! I am very pleased to offer you a position on behalf Clarivate. We are very excited to have you join the organization and look forward to your acceptance.

Below are the terms of your offer, which are effective from your start date. This letter sets forth the initial terms and conditions of your employment with Clarivate. If at any time following your start date you enter into an employment agreement with Clarivate, such employment agreement will expressly supersede and replace this letter in its entirety.

Start Date:         On or before December 16, 2021

Position and Title:    As of your start date, your title will be Executive Vice President and Chief Financial Officer of Clarivate.

        In this role, you will be an executive officer of Clarivate, as further discussed below.

Manager:        Jerre Stead, Chief Executive Officer

Principal Location:    Flexible

Annual
Compensation:        You will be eligible for the following, less applicable deductions and withholdings:

•$750,000 base salary (payable in accordance with company payroll practices)

•Participation in our Annual Incentive Plan (AIP) with a target award of 100% of earned base salary. The AIP payment will be subject to terms and conditions of the plan document including modification of the actual AIP payment based on business and individual performance, and your start date.

•Participation in the annual equity program according to the award design and levels approved by the Human Resources and Compensation Committee of the Board of Directors (the HRCC) at the time of grant. Any share units granted to you will be subject to the terms and conditions of the 2019 Clarivate Incentive Award Plan (or its successor plan) (the “Plan”) and the grant agreement which will be provided to you as soon as administratively practical after any grant is approved.  From time to time, as business conditions dictate, the Company may revise eligibility and the types of equity provided in the annual equity program. For 2022, your annual equity grant will consist of awards of restricted share units (RSUs) and performance-based restricted share units (PSUs) with an aggregate grant date value of $2,500,000. 50% of this value will be in RSUs vesting ratably over three years and 50% will be in PSUs which will vest according to the terms of the relevant Plan document and/or grant agreement.

•For the avoidance of doubt and as set forth above, given your expected start date in December of 2021, you will be eligible for an AIP bonus for plan year 2022 and to receive a grant under the Company’s equity program subject to the terms of the relevant plan documents and/or any grant agreement(s) you may be required to sign.

Sign-on Cash

Bonus:            Subject to the conditions of this Section, you will receive a cash signing bonus of $750,000.00 payable in March 2022 in conjunction with the Clarivate bonus payment timing (your “Sign-on Cash Bonus”). It is understood and agreed that if you voluntarily leave Clarivate for any reason other than a Good Reason, as defined herein, submit notice of your decision to leave Clarivate for any reason other than a Good Reason, or are terminated for Cause, as defined herein, (1) before the completion of the 6 month anniversary of your start date, you will repay the full amount of the Sign-on Cash Bonus to Clarivate within 30 days of your last day of employment, and (2) between the 6 and 12 month anniversary of your start date, you will repay a pro-rata portion of the Sign-on Cash Bonus to Clarivate within 30 days of your last day of employment. A “Good Reason” for voluntary resignation means a materially adverse change in position or a required relocation. “Cause” means: (i) your commission of, indictment for, or entry of a plea of guilty or nolo contendere by you to a felony under the laws of the United States or any state thereof for any crime involving fraud, dishonesty, theft, embezzlement or moral turpitude, or any similar crime in any jurisdiction outside of the United States or (ii) you commission of any act of fraud, embezzlement, material misappropriation or dishonesty against Clarivate.

            If Clarivate commences and prevails in a lawsuit or claim against you to recover all or any portion of the Sign-on Cash Bonus, in addition to any other available damages and/or remedies, you will be obligated to pay Clarivate all fees and costs (specifically including attorneys’ fees) it incurred in pursuing any such lawsuit and/or claim.

Sign-on
Equity Bonus:        Within five (5) days of your start date, you will be granted a one-time award of RSUs with an aggregate grant date value of $7,300,000 (the “Sign-On Award”). The share denomination of this award will be calculated using the closing share price on the day prior to the public announcement of your employment. The Sign-on Award will vest as follows: 40% on March 1, 2022, 40% on March 1, 2023, and 20% on March 1, 2024. Any share units granted to you, including the Sign-On Award, will be subject to the terms and conditions of the Plan and the relevant grant agreement which will be provided to you as soon as administratively practical after the grant date. For avoidance of doubt, your Sign-On Award will be in addition to, and not in lieu of, the components of your annual compensation, as described above.

            In the event your employment is terminated for Cause, you agree to pay Clarivate the cash value of any portion of the Sign-on Award that has vested as of your termination date.

            If you voluntarily resign or submit notice of your decision to leave Clarivate for any reason, other than a Good Reason, within 6 months of your start date, you agree to pay Clarivate the cash value of any portion of the Sign-on Award that has vested as of your termination date.

            If you voluntarily resign or submit notice of your decision to leave Clarivate for any reason, other than a Good Reason, between the 6 and 12 month anniversary of your start date, you agree to pay Clarivate, on a pro-rata basis, the cash value of any portion of the Sign-on Award that has vested as of your termination date.

            For purposes of the three repayment obligations described in this Sign-on Equity Bonus section, the cash value of the repayment obligation will be calculated using Clarivate’s share price as of the date the RSUs were granted to you.

            If Clarivate commences and prevails in a lawsuit or claim against you to enforce any of the repayment obligations described in this Sign-on Bonus Equity section, in addition to any other available damages and/or remedies, you will be obligated to pay Clarivate all fees and costs (specifically including attorneys’ fees) it incurred in pursuing any such lawsuit and/or claim.

Severance
Benefits:     You will be entitled to receive severance pay in accordance with and subject to the terms of the then current executive severance plan.

If Clarivate terminates your employment without Cause, as the term Cause is defined in the Executive Severance Plan of Clarivate PLC and Summary Plan Description, Effective June 30, 2021 (the “Executive Severance Plan”), during the twelve (12) month period immediately following a Change in Control and there is no then-current executive severance plan, Clarivate shall provide severance benefits to you based on the following guidelines:

a.Severance.
i.A cash amount equal to:
i.twenty-four (24) months of Base Salary; plus
ii.an amount reflecting twenty-four (24) months of bonus target under the Annual Incentive Plan assuming the target bonus had been met at 100% for a full twenty-four (24)-month period, with such amount to be calculated based on your Base Salary as of the termination of employment.

b.Equity and Equity-Based Awards.
i.Any unvested outstanding awards of Restricted Stock Units or Performance Share Units under the Equity Plan shall be eligible for treatment in accordance with the terms of the Equity Plan and any underlying award and/or grant agreement(s).

c.Other Benefits.
i.To the extent COBRA applies, you shall be entitled to lump sum payment equal to the applicable monthly COBRA premium payment for the group medical plan in which you were enrolled as of your termination date, multiplied by twenty-four (24). This lump sum amount shall be paid as soon as administratively feasible following your termination from employment but, in any event, no later than the two and one-half (2½) months after the end of the year in which the termination from employment occurs
    Capitalized terms in the Severance Benefits section that are not otherwise defined in this offer letter shall have the meaning given to them in the Executive Severance Plan.

    Payment of severance and any other benefits described in the Severance Benefits section is contingent upon you entering into a separation and general release agreement, the complete terms of which will be provided to you closer to any potential termination date.

Relocation:    You will not be required to relocate to any Clarivate office in connection with the commencement of your employment.

Benefits:        You will be eligible to participate in our benefits in accordance with the terms and conditions of the respective plans Clarivate may from time to time provide to its similarly situated employees. An overview of all available benefits is attached for your reference.

Vacation:        You will be entitled vacation under Clarivate’s Flex Time Off plan which may be taken at mutually convenient times as agree with your manager. Clarivate may make adjustments or changes to plans and policies from time to time.

Business
Expenses:        Business expenses will be reimbursed, subject to proper documentation and in accordance with the policies of Clarivate.

Executive Officer
Role:            As an Executive Officer of Clarivate, you will be subject to applicable SEC rules. including Section 16 of the Securities Exchange Act of 1934, which articulates the regulatory filing responsibilities to which certain officers are legally required to adhere. Prior to your start date, you will meet with Julio Martin, our Chief Governance Officer and Chief Securities Counsel, for an overview of these regulations.

            Additionally, as an Executive Officer, you will be required to comply with our Share Ownership Guidelines which require you to own shares of Clarivate stock equal to 3 times your base salary by the end of a 5-year compliance period.

At Will:    You understand that your employment will be “at will”, which means that Clarivate may terminate your employment at any time for any reason. This letter does not constitute, and may not be construed as, a commitment for employment for any specific duration.

Representations
and Warranties:    You hereby represent and warrant your employment with Clarivate or any of its subsidiaries as set forth herein and your execution and performance of this letter do not constitute a breach or violation of any other agreement, obligation or understanding with any third party. You represent that you are not bound by any agreement or any other existing or previous business relationship which conflicts with, or may conflict with, the performance of your obligations hereunder or prevent the full performance of your duties or obligations hereunder.

Withholding;
Section 409A:        Clarivate may deduct and withhold from any amounts payable under this letter such federal, state, local, or other taxes as are required or permitted to be withheld pursuant to any applicable law or regulation, as applicable. It is the intent of the parties that the provisions of this letter either comply with Section 409A of the Internal Revenue Code of 1986 (“Section 409A”) or that one or more elements of compensation or benefits be exempt from Section 409A. Accordingly, the parties intend that this letter be interpreted and operated in a manner consistent with such requirements in order to avoid the application of penalty taxes under Section 409A to the extent reasonably practicable. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and Clarivate of the applicable provision without violating the provisions of Section 409A. For purposes of Section 409A, your right to receive any installment payments pursuant to this letter will be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this letter specifies a payment period with reference to a number of days, the actual date of payment within the specified period will be within the sole discretion of Clarivate or one of its subsidiaries. Clarivate cannot make any guarantees with respect to compliance with such requirements, and neither Clarivate nor any affiliate will have any obligation to indemnify you or otherwise hold you harmless from any or all of such taxes or penalties. To the extent you are a “specified employee” within the meaning of Section 409A as of the date of the termination of your employment, no amounts payable under this letter that constitute deferred compensation within the meaning of Section 409A which is payable on account of your separation from service will be paid to you before the date which the first day of the seventh month after such date of termination of employment (the “Delayed Payment Date”) or, if earlier, the date of your death following such separation from service. All such amounts that would, but for the preceding sentence become payable prior to the Delayed Payment Date, will be accumulated and paid on the Delayed Payment Date.
Successors
and Assigns:        This letter will be binding upon and inure to the benefit of Clarivate and any successor to Clarivate, including, any persons acquiring directly or indirectly all or substantially all of the business or assets of Clarivate whether by purchase, merger, consolidation, amalgamation, reorganization or otherwise (and such successor will thereafter be deemed “Clarivate” for the purposes of this letter). This letter will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees, but otherwise will not otherwise be assignable, transferable or delegable by you. Except as expressly provided in the immediately preceding sentence, you will not, without the prior written consent of Clarivate, assign, transfer or delegate this Agreement or any of your rights or obligations hereunder.

Governing Law:    This letter will be construed and enforced in accordance with the rules of the laws of the State of Delaware, notwithstanding any state’s choice of law rules to the contrary.

Entire Agreement;
Modification:        This offer letter, including but not limited to its at-will employment provision, may not be modified or amended except by a written agreement signed by an officer of Clarivate, acting with the authority of the board of directors of Clarivate, and you. This offer letter represents the entire agreement of the parties. All prior understandings relating to the subject matter of this offer letter, whether oral or written, are hereby superseded by this offer letter other than any documents referenced in this offer letter and/or incorporated herein by reference.

Counterparts:        This letter may be executed in one or more counterparts (including via facsimile and electronic image scan (.pdf)), each of which will be deemed to be an original, but all of which together will constitute one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Please be aware that your offer of employment is contingent on your completion of the following:

•Signature on attached agreement relating to your non-compete and/or non-solicit obligations
•Electronic acknowledgement of the Clarivate Code of Conduct
A copy of the Code is attached for your reference. Acknowledgement will be requested after your employment has begun.
•Signature on the attached Confidential Information and Invention Assignment Agreement
•Successful Completion of a Background Check
Following your acceptance of this offer, you will receive an online form to complete and submit. Please note that unsatisfactory results, falsifying information and/or refusal to cooperate in the background check process will result in the immediate withdrawal of this employment offer or immediate termination of employment if it has commenced.
•Proof of identity and employment eligibility
You must present original documentation upon hire in order to complete the federal I9 form. If you do not present this information, then Clarivate may not employ you and you will be terminated, as required by law. Additional instructions are attached for your review.

If you find this offer to be acceptable, then please provide your signature and submit within 5 days of the date of this letter.

I believe that you can make a significant contribution to Clarivate and look forward to working with you as we continue to build this very exciting business.

Sincerely,

Jerre Stead
Executive Chairman and Chief Executive Officer
Clarivate

The undersigned represents and warrants that by acceptance of this position s/he will not violate the terms of any post-employment agreement(s) applicable to him/her, and that s/hewill not utilize or make available to Clarivate any confidential or proprietary information of any third party or violate any obligation(s) with respect to such information.
The undersigned accepts the above employment offer and agrees that the employment offered is “at will” (meaning either party may terminate at any time, with or without cause or notice and, except as otherwise noted in the severance language included in this offer letter, without compensation other than for time worked), that this offer supersedes any and all prior understandings or agreements, whether oral or written, relating to this offer of employment, and that there are no other terms expressed, or implied. The undersigned also understands that compensation, benefits and other terms of employment can change from time to time, as determined in Clarivate’s sole discretion, and nothing stated herein implies a contract of employment or employment for any specific duration.

Accepted:    ____________________________________
        Jonathan Collins

Date:        November 29th 2021